Exhibit 10.3

January 2009

TENNESSEE VALLEY AUTHORITY
EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE

The Executive Annual Incentive Plan (“EAIP” or “Plan”) is designed to encourage and reward TVA officers and other participants for their performance and contribution to the successful achievement of financial, operational, and individual goals.

This is accomplished by linking a significant element of variable annual compensation to the accomplishment of selected short-term financial, operational, and individual performance standards.  The Plan, in conjunction with salary, provides total annual compensation opportunities similar to those found at competing companies, thus assisting TVA in retaining and recruiting executive talent critical to TVA’s success.

PARTICIPATION

The Board of Directors, the Chief Executive Officer (“CEO”), or their delegatees, approve the Participants in the Plan in accordance with then existing delegations of authority.

PERFORMANCE PERIOD

Each performance period follows TVA’s fiscal year (October 1 through September 30).

ANNUAL INCENTIVE OPPORTUNITY

Annual Incentive Opportunities for each Participant are established based on market data, level of responsibility, and relationship with other TVA positions in order to ensure a consistent approach among TVA organizations.  Annual Incentive Opportunities under the Plan are designed to align each Participant’s Total Annual Compensation with relevant labor market practices.

The basis of a target award opportunity is a percentage of the Participant’s salary, which is established based on the Participant’s position within TVA.

PERFORMANCE MEASURES AND GOALS

The Plan incorporates the use of Performance Measures which focus on key areas essential for the achievement of TVA’s strategic objectives.  These measurement areas typically include:

•	Financial
•	Assets/Operations
•	Customers
•	People
•	Individual Performance

The selection of Performance Measures is specific to each Participant’s position.  Weighting of the measures, when appropriate, will be based on the relevance of the measure to the organization, the position purpose, accountabilities, scope and impact applicable to the Participant.

Performance Measures, Performance Measure weighting, and the identification of Performance Goals for each Performance Measure, will be established for each performance period in accordance with reservations and delegations of authority under the TVA Compensation Plan and communicated in administration of the Plan by the Vice President, Human Resources.

AWARD DETERMINATION

Annual Incentive Awards are based on performance against the predefined Performance Measures and Goals and the Annual Incentive Opportunity for each Participant calculated as follows:

Annual Incentive	=	Salary	x	Annual Incentive	x	Percent of Opportunity
Award				Opportunity		Achieved

Final Annual Incentive Awards for each Participant may be adjusted by the Board of Directors, the CEO, or other appropriate delegated officer based on the evaluation of the Participant’s individual achievements and performance results over the fiscal year.  The maximum Annual Incentive Award allowed under this Plan is 125 percent of the Annual Incentive Opportunity for each Participant, unless a different maximum is approved by the Board of Directors or its delegatee.

AWARD ELIGIBILITY

A Participant must be a full-time employee at the end of the Plan year in order to be eligible to receive an award.

Participants who have been employed for the entire Plan year are eligible to receive a full award.

Except as set forth above, Participants who become participants in the Plan at a time other than the beginning of the Plan year, and who are employed at the end of the Plan year, will be eligible to receive a Prorated Award based on the number of full months he/she has been a Participant in the Plan year.

Notwithstanding the above, if a Participant’s employment is terminated due to death or Disability during the Plan year, then the Participant will receive a Prorated Award.

PAYMENT OF AWARDS

Annual Incentive Awards are paid in a lump sum during the first quarter of the next fiscal year but no later than March 15th of the next calendar year following the year in which the Awards are earned.  All Annual Incentive Awards will be approved by the Board of Directors, the CEO, or other delegated officer prior to payment.

In the event a Participant’s employment is terminated due to death or Disability, the Prorated Award will be calculated assuming target achievement and paid either (i) by the last day of the first full calendar month following the receipt of proper proof of the Participant’s death, or (ii) within 90 days of termination of employment due to Disability.

DEFERRAL ELECTION OPTION

Performance-Based Compensation

Participants may be eligible to elect to defer all or a portion of any eligible Annual Incentive Award for a performance period to the TVA Deferred Compensation Plan under the following conditions:

•	Deferral election must be made on or before the date that is six (6) months before the end of the performance period;
•	The deferral must be made in 25% increments of the actual Annual Incentive Award and is irrevocable as of the date set forth above;
•	Deferred amounts will be paid out upon the Participant’s Separation from Service in either a lump sum or in 5 or 10 annual installments, as elected by the Participant; and
•	The Participant performs services at TVA continuously from the date the Participant’s performance criteria are established through the date a deferral election is made.

Annual Incentive Awards are eligible for deferral to the extent (i) they constitute “performance-based compensation,” as that term is defined in 26 CFR §1.409A-1(e) of the Internal Revenue Code section 409A final regulations, and (ii) the amount of the awards has not become readily ascertainable at the time of the deferral election.

First Year of Eligibility

Participants who become participants in the Plan at a time other than the beginning of the Plan year may be eligible to elect to defer a portion of any eligible Annual Incentive Award for the performance period to the TVA Deferred Compensation Plan under the following conditions:

•	Deferral election must be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan;
•	The deferral election choices are 25%, 50% or 75% of the actual Annual Incentive Award, to the extent such choices are available to the Participant;
•	The deferral is irrevocable as of the date set forth above; and
•	Deferred amounts will be paid out upon the Participant’s Separation from Service in either a lump sum or in 5 or 10 annual installments, as elected by the Participant.

The amount of Annual Incentive Award eligible for deferral depends on the number of days remaining in the performance period after the date of the Participant’s election over the total number of days in the performance period as set forth in 26 CFR §1.409A-2(a)(7) of the Internal Revenue Code section 409A final regulations

PLAN ADMINISTRATION

Annual Incentive Opportunities, Performance Measures and Goals, and the results of the Performance Measures and Goals for each Participant are approved on an annual basis in accordance with the TVA Compensation Plan and the delegations thereunder.

The Plan will be administered by the Vice President, Human Resources.  Corporate Human Resources will develop and interpret all rules for the administration of the Plan.

TERMINATION OR AMENDMENT OF THE PLAN

The Board of Directors, or its delegatee, may at any time modify, suspend, terminate, or amend the Plan in whole or in part.

COMPLIANCE WITH SECTION 409A

At all times, to the extent Internal Revenue Code section 409A and its implementing regulations (collectively, “Section 409A”) applies to amounts deferred under this Plan: (a) this Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board, or its delegatee, and the Participants shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth herein.

DEFINITION OF TERMS

Annual Incentive Award	Actual dollar amount awarded to a Participant under the EAIP.

Annual Incentive Opportunity	Award opportunity expressed as a percent of the Participant’s salary.

Disability	Term “disability” as defined in 26 CFR §1.409A-3(j)(4)(xii) of the Internal Revenue Code section 409A final regulations.

Participant	An officer or other Manager/Specialist employee approved to be eligible to receive an award under the EAIP.

Performance Goals	The goals established for each Performance Measure used to determine the Annual Incentive Award.

Performance Measures	The specific metrics used to measure performance.

Prorated Award	Method used to determine the Annual Incentive Award amount for an employee not eligible to receive a full award. Pro-ration is based on the number of full months employed.

Separation from Service	Term “separation from service” as defined in 26 CFR §1.409A-1(h) of the Internal Revenue Code section 409A final regulations.

Total Annual Compensation	Term used by TVA that includes salary plus Annual Incentive Award.

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